Exhibit 10.1.19
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT entered into and effective as of September ___, 2006, by and between ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (“ADLT”), and Wayne R. Hellman (“Employee”);
RECITALS
          WHEREAS, ADLT and Employee have entered into an Amended and Restated Employment Agreement, dated as of July 27, 2005, relating to Employee’s employment (the “Original Agreement”); and
          WHEREAS, ADLT and Employee desire to amend the terms of the Original Agreement to adjust the terms of the Additional Bonuses provided for in the Original Agreement,
          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
AGREEMENT
1.	Paragraph (a) of Section 3 of the Original Agreement is hereby amended to replace the date “JUNE 30, 2007” with the date “June 30, 2008.”

2.	Paragraph (a) of Section 4 of the Original Agreement is hereby amended to read in its entirety as follows:
(a)	Subject to the provisions of this Employment Agreement, for all services which Employee may render to ADLT during the term of this Employment Agreement, Employee shall receive a base salary at the rate of Three Hundred Twelve Thousand Dollars ($312,000) per annum for the first year of this Employment Agreement, which shall be payable in equal, consecutive biweekly installments. For the period commencing January 1, 2005 and terminating on June 30, 2007, Employee will receive, in addition to such base salary, a salary supplement of One Hundred Thirty-eight Thousand Dollars ($138,000) per annum, which shall be payable in equal, consecutive biweekly installments.
3.	Item II of Exhibit A to the Original Agreement is hereby amended to read in its entirety as follows:

II.	ADDITIONAL BONUS

Subject to Section 6, Employee will receive additional bonuses of: (1) on July 1, 2004, $2,027,000 (of which an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee’s tax liability); and (2) on July 1, 2005, $2,027,000 (of which an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee’s tax liability).

Subject to Section 6, if ADLT has EBITDA (Adjusted) of $31,000,000 for any four consecutive fiscal quarters ending on or before June 30, 2007, then, on or before September 30, 2006 (or such later date which is not more than 90 days following the last day of the fourth fiscal quarter of such period), Employee will receive an additional bonus equal to: (a) 785,727, divided by (b) (I) 1 minus (II) Employee’s combined effective federal, state and local income tax rates for 2006 (of which bonus, an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee’s tax liability).

Subject to Section 6, if ADLT has EBITDA (Adjusted) of $35,000,000 for any four consecutive fiscal quarters ending on or before June 30, 2008, then, on or before September 30, 2008 (or such earlier date which is not more than 90 days following the last day of the fourth fiscal quarter of such period), Employee will receive an additional bonus equal to: (a) $785,727, divided by (b) (I) 1 minus (II) Employee’s combined effective federal, state and local income tax rates for the year in which such bonus is paid (of which bonus an amount equal to the after-tax proceeds of such additional bonus shall be applied to the outstanding loan by the Company to Employee, with the remaining amount being, first, applied to required withholding obligations of the Company and, second, any remaining amount, withheld by the Company and paid to the respective tax authorities for application to Employee’s tax liability).

If there is a substantial capital transaction which has a substantial positive effect on the value of ADLT, the Board of Directors of ADLT will consider whether any unpaid additional bonus should be accelerated.
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4.	This Amendment shall be governed by and construed according to the laws of the State of Ohio.

5.	All initially capitalized terms that are used but not defined herein have the meaning ascribed to them in the Original Agreement. As used in this Amendment and in the Original Agreement, as amended hereby, the term “Employment Agreement” shall mean the Original Agreement as amended by this Amendment.

6.	This Amendment only modifies the Original Agreement to the extent provided for herein, and the Original Agreement shall otherwise remain in full force and effect without interruption.

7.	This Amendment and the Original Agreement, as amended hereby, constitute the entire agreement between the parties with respect to the matters subject to this agreement and all prior and contemporaneous agreements or discussions, written or oral, with respect thereto have no force or effect whatsoever. If any amendment of the terms of Original Agreement contained in this Amendment shall be contrary to applicable law, such amendment shall be of no force or effect and the Employment Agreement shall remain in full force and effect without any such amendment.
          IN WITNESS WHEREOF, ADLT and Employee have caused this Amendment to be duly executed and delivered as of the date first above written.

/s/ Wayne R. Hellman

WAYNE R. HELLMAN

ADVANCED LIGHTING TECHNOLOGIES, INC.

By:	/s/ Wayne J. Vespoli

Name:	WAYNE J. VESPOLI

Its:	Executive Vice President